UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14 (c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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WATCHIT TECHNOLOGIES, INC.
 (Exact Name of Registrant as Specified in its Charter)

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WatchIt Technologies, Inc.
1 Town Square Blvd., Ste. 347
Asheville, NC 28803

February 8, 2008

Notice of Action by Written Consent

To the Stockholders of WatchIt Technologies, Inc.:

Notice is hereby given that upon written consent by the holders of written consent of the holders of greater than 50% of the Company's voting stock, the Company intends to take certain actions as more particularly described in this Information Statement. Only stockholders of record at the close of business on February 6, 2008 will be given Notice of the Action by Written Consent. The Company is not soliciting proxies.

By Order of the Board of Directors

/s/ Frank A. Moody, II
Frank A. Moody, II, President

WatchIt Technologies, Inc. Information Statement Pursuant to Section 14C of the Securities Exchange Act of 1934

INTRODUCTION

This Information Statement is being furnished to all shareholders on or about February 20, 2008, to affect all holders of record at the close of business on February 6, 2008, of the voting stock of WatchIt Technologies, Inc., a Nevada corporation (the "Company"), in connection with the written consent of the holders of greater than 50% of the Company's voting stock. The Company intends to take certain actions as more particularly described in this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

SECURITY OWNERSHIP OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

The following table sets forth certain information concerning the ownership of the Company's Common Stock as of February 6, 2008, with respect to: (i) each person and the votes they control who voted on this action; (ii) all directors; and (iii) directors and executive officers of the Company as a group. To the knowledge of the Company, each shareholder listed below possesses sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Number of Votes	Percentage

Frank A. Moody, II 1 Town Square Blvd., Ste.347 Asheville, NC 28803	163,026,000	42.9%

Gary Musselman 1 Town Square Blvd., Ste.347 Asheville, NC 28803	50,103,250	13.2%

All Directors and Executive Officers as a Group	213,129,250	56.15%

Daniel Shuck 9410 Bunsen Parkway, Ste. 305 Louisville, KY 40220	532,000	0.14%

Julie Snipes 1 Town Square Blvd., Ste.347 Asheville, NC 28803	223,800	0.06%

Dorene Taylor 4916 Davidson Run Drive Hilliard, OH 43026	45,750,000	12.05%

Aaron Holloway 3555 County Road 170 Cardington, OH 43315	518,255	0.14%

All votes cast	260,153,305	68.53%

ELECTION OF DIRECTORS

The Company's current Board of Directors consists of two members, who are standing for election:  Frank A. Moody, II and Gary Musselman.

The Board of Directors has approved these nominees and their business experience is summarized below. The nominees have consented to their nomination and have agreed to serve.

NAME	AGE	BUSINESS EXPERIENCE DURING THE LAST FIVE (5) YEARS & OTHER INFORMATION

Frank A. Moody II	48
Mr. Moody has been the managing partner of Scenic Marketing Group, LLC, since April 2006, a company specializing is assisting small publicly traded companies achieve growth by understanding and properly utilizing available financing mechanisms. Prior to forming Scenic Marketing Group, LLC, From January 2004 to April 2006, Mr. Moody was the President/CEO of Homeland Integrated Security Systems, Inc. a high technology company specializing in security systems in the transportation industry. Mr. Moody has been the President of WatchIt Technologies, Inc since March 2007. Mr. Moody also serves on the Board of WatchIt technologies, Ince as its Chairman.

Gary Musselman	52
From June 2002 to April 2004, Mr. Musselman served as the Chief Financial Officer of Grace Global, LLC, an international media company operating within the United States and three foreign locations. Mr. Musselman was responsible for due diligence for several companies being considered for acquisition as well as overseeing the integration of companies that were acquired. From 2000 to 2002, Mr. Musselman was the Managing Partner for Stratford Financial Resources, LLC, a business development consulting firm specializing in commercial finance, human resources and mergers and acquisitions. From 1993 to 2000, Mr. Musselman founded and served as the Chief Executive Officer of ECS Financial Management Services, LLC, a financial management company specializing in account receivable management. Since April 2004, Mr. Musselman has also serves as the President and Chief Executive Officer of Pacel Corp. Mr. Musselman also serves as the Chief Financial Officer of Pacel Corp. and since July 2007 WatchIt Technologies, Inc. Mr. Musselman serves on the Board of Pacel Corp. and WatchIt Technologies, Inc.

DESCRIPTION OF CAPITAL STOCK AND VOTING RIGHTS

The Company's authorized capital consists of 500,000,000 shares of Common Stock, with a par value of $.0001 and 50,000,000 shares of Preferred Stock, with a par value of $.0001. As of February 6, 2008, there were 120,147,711 shares of Common Stock outstanding, 2,587,288 shares of Series "A" Preferred Stock outstanding and 727,617. The holders of Common Stock and the holders of the Class "A" Convertible Preferred Stock are each entitled to vote on all matters to come before a vote of the stockholders of the Company.

By Order of the Board of Directors

/s/ Frank A. Moody, II
Frank A. Moody, II, President